                                                                      EXHIBIT 15

To the Board of Directors and Shareholders of The Allstate Corporation:


We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim condensed consolidated financial statements of The Allstate Corporation and subsidiaries for the three-month and nine-month periods ended September 30, 1999 and 1998, as indicated in our report dated November 11, 1999; because we did not perform an audit, we expressed no opinion on such financial statements.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999, is incorporated by reference in Registration Statement No. 333-87799 on Form S-4, Registration Statement Nos. 333-34583 and 333-61817 on Form S-3 and Registration Statement Nos. 33-77928, 33-93758, 33-93760, 33-93762, 33-99132,
33-99136, 33-99138, 333-04919, 333-16129, 333-23309, 333-40283, 333-40285 and
333-40289 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant withiin the meaning of Sections 7 and 11 of that Act.

Deloitte & Touche LLP

Chicago, Illinois
November 11, 1999


                                      E-2